Exhibit 16.1

October 3, 2014

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re: QMIS Finance Securities Corporation

Commission File Number: 000-53995

Commissioners:

We have read Item 4.01 of Form 8-K dated October 3, 2014, of QMIS Finance Securities Corporation (the "Company") and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of Spare Backup, Inc. (the "Company") as of December 31, 2012, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended.

Very truly yours,

/s/ VB&T Certified Public Accountants, PLLC

VB&T Certified Public Accountants, PLLC